Exhibit (a)(5)(G)
                                                               -----------------

For immediate release:
April 7, 2008

                                                      Shreya Jani (media)
                                                      212-733-4889

                                                      Jennifer Davis (investors)
                                                      212-733-0717

             PFIZER REPORTS SHARES OF ENCYSIVE PHARMACEUTICALS INC.
               TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES

NEW YORK, April 7, 2008 -- On April 1, 2008, Pfizer Inc (NYSE:PFE) announced results of its tender offer by its wholly-owned subsidiary, Explorer Acquisition Corp., to purchase all of the outstanding shares of common stock of Encysive Pharmaceuticals Inc. (NASDAQ: ENCY) at a purchase price of $2.35 per share, net to the seller in cash, without interest thereon and less any required withholding taxes.

Pursuant to information received from the depositary for the offer, Pfizer reported that a total of 70,238,869 shares (representing approximately 86.8% of the outstanding shares), including 8,473,574 shares subject to guarantees of delivery, were tendered and not withdrawn prior to the expiration of the initial offering period, which occurred at 12:00 midnight, New York City time, on March 31, 2008. The period for delivery of shares pursuant to guaranteed delivery procedures expired on April 3, 2008 at 5:00 p.m., New York City time, and, as of such time, a total of 2,363,384 shares were validly tendered pursuant to such procedures. As of April 1, 2008, Pfizer beneficially owned approximately 64,128,679 shares (representing approximately 79.22% of the outstanding shares).

Pfizer also announced that Explorer Acquisition Corp. commenced a subsequent offering period to acquire all of the remaining untendered shares that will expire at 5:00 p.m., New York City time, on April 7, 2008, unless extended. During this subsequent offering period, holders of shares of Encysive common stock who did not previously tender their shares into the offer may do so.

Georgeson is the Information Agent for the tender offer. For questions and information about the tender offer and subsequent offering period, please call Georgeson at (212) 440-9800 (banks and brokerage firms) or toll-free at (800) 546-8249 (stockholders and all others).

ADDITIONAL INFORMATION

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer has been made pursuant to a tender offer statement and related materials. The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) filed by Pfizer with the Securities and Exchange Commission (the "SEC") and the solicitation/recommendation statement filed by Encysive with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.

The offer to purchase and related materials as well as the solicitation/recommendation statement may be obtained by Encysive stockholders at no charge by directing a request by mail to Georgeson Inc., 199 Water Street,



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26th Floor, New York, NY 10038, or by calling toll-free at (800) 546-8249, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov.

                                    # # # # #

DISCLOSURE NOTICE: The information contained in this press release is as of April 7, 2008. Except as required by law, Pfizer assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. Pfizer cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. A further list and description of risks and uncertainties can be found in Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in its subsequently filed reports on Form 8-K.





















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